EXPLORATION AND

PROPERTY OPTION AGREEMENT

BETWEEN

BHP BILLITON WORLD EXPLORATION INC.

AND

ALMADEN MINERALS LTD.

Exploration and Option Agreement (redline) 02.04.02

TABLE OF CONTENTS

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

ARTICLE 3 – PHASE ONE EVALUATION AND FUNDING

ARTICLE 4 - GRANT AND EXERCISE OF OPTION

ARTICLE 5 - FORMATION OF JOINT VENTURE

ARTICLE 6 - ACTIVITIES OF OPERATOR

ARTICLE 7 - OBLIGATIONS OF THE OPERATOR

ARTICLE 8 – TERMINATION OF FIRST OPTION

ARTICLE 9 - TRANSFERS

ARTICLE 10 - FORCE MAJEURE

ARTICLE 11 - CONFIDENTIAL INFORMATION

ARTICLE 12 – DISPUTE RESOLUTION

ARTICLE 13 - DEFAULT AND TERMINATION

ARTICLE 14 - COVENANT TO REGISTER AGREEMENT

ARTICLE 15 - NOTICES

ARTICLE 16 – REMOVAL OF PROJECT AREAS

ARTICLE 17 – general

Schedule "A" - TARGET AREA

¨

Schedule "B" - SUMMARY OF JOINT VENTURE AGREEMENT

¨

EXPLORATION AND PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 9th day of May, 2002.

BETWEEN:

BHP BILLITON WORLD EXPLORATION INC., a company incorporated under the laws of Canada, having an office at 2300 – 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3

(referred to herein as “BBWEI”)

OF THE FIRST PART

AND:

ALMADEN MINERALS LTD., a company organized by amalgamation under the laws of the Province of British Columbia, having an office at Suite 1103 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(referred to herein as “AML”)

OF THE SECOND PART

WHEREAS:

A.

AML and BBWEI have agreed to evaluate and possibly acquire title to specific types of mineral properties located within that specific area of Mexico, more fully described hereinafter as the “Target Area”.

B.

AML and BBWEI will each fund initial reconnaissance and evaluation work on specific  types of  mineral properties identified within the Target Area and all such activities shall be subject to the terms and conditions contained in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and other good and valuable, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1

For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)

“Affiliate” means any person, partnership, joint venture, corporation, or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party hereto. As used herein, "control" means direct or indirect possession of the power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. It is understood and agreed that control of a company can be exercised without direct or indirect ownership of fifty percent (50%) or more of the votes exercisable at a general meeting (or its equivalent). The parties understand and agree that “Affiliate” expressly includes BHP Billiton plc and its related and affiliated entities that meet the requirements set forth in this paragraph;

(b)

“After Acquired Properties” means any and all interests in land or mineral interests staked, located, granted or acquired by or on behalf of any of the parties hereto during the currency of this Agreement within the Target Area and located within five (5) kilometres of the outer perimeter of a Project Area, upon, in or under which a Copper and Gold Deposit is known to occur or is identified during the currency of this Agreement;

(c)

“Agreement” means this Agreement, as amended from time to time;

(d)

“Business Day” means a day other than a Saturday, Sunday or any day on which chartered banks in the City of Vancouver, British Columbia, Canada, are not open for business during normal banking hours;

(e)

“Commercial Production” means the first day of the month following the month in which Minerals from a mine within a Project Area have been extracted and processed to yield product for sixty (60) consecutive days at a rate, averaged over such sixty (60) day period, of not less than seventy percent (70%) of the average daily rate projected by the Feasibility Study pursuant to which a mine is developed.  The processing or shipping of bulk samples for testing purposes shall not be considered for the purpose of establishing the commencement of Commercial Production;

(f)

“Copper and Gold Deposit” means any naturally occurring mineral deposit in which the combined value of copper and gold comprise greater than 70% of the value of all economically recoverable minerals contained in the mineral deposit;

(g)

“Expenditures” means any costs incurred by a party in connection with the Target Area or a Project Area, whether direct or indirect, on or off the Target Area or a Project Area, and for purposes of:

(i)

prospecting, exploration, evaluation, and development of the Target Area or a Project Area;

(ii)

payments of fees, duties, or other charges or deductions to acquire, maintain or as required by any license, permit, or other documents issued by governmental bodies or other persons granting the right to use mineral resources and surface lands;

(iii)

all other expenses incurred in connection with the Target Area or a Project Area, prospecting licenses, mining leases, or this Agreement, including expenses for all permits and documents issued by any government or its authorized agent, environmental and other studies, charges incurred for site preparation, engineering, surveying, permits, equipment rental, third-party contractor services, construction of roads, costs of equipment and supplies, labour costs, legal fees, all fees under any consulting agreement, and all direct salary and field expenses of exploration personnel, transportation costs; and

(iv)

any Feasibility Study;

(a)

“Feasibility Study” means a comprehensive description of the construction, development, mining, processing, and marketing plan for a mine to exploit Minerals within a Project Area in such form and substance as would reasonably be required by the Board of Directors of BBWEI and AML, respectively, in making an investment decision to place such a mine into production. The Feasibility Study shall include the confirmation of diamond reserves or metallic ore reserves, as the case may be, by the conduct of detailed drilling works, hydrological and geotechnical works, environmental studies, and, if deemed necessary by the Joint Venture manager, the mining of one or more bulk samples of mineralization for metallurgical studies which may require the construction of one or more shafts, the construction of an incline, or works associated with a trial mine. The Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target Mineral(s), identify the optimum structure for the mining venture, and include reference to relevant marketing and financial aspects;

(b)

"First Option" means the option granted by AML to BBWEI under Article 4 of this Agreement;

(c)

“Joint Venture” means that commercial relationship between BBWEI and AML established under the Joint Venture Agreement;

(d)

“Joint Venture Agreement” means a joint venture agreement entered into between BBWEI and AML pursuant to Article 5 of this Agreement;

(e)

“Minerals” means all base metals and minerals, all precious metals and minerals, all non-metallic minerals including diamonds, all industrial minerals and all ores, concentrates, precipitates, beneficiated products, and solutions containing any of the afore mentioned minerals, and all forms in which such minerals may occur, be found, extracted or produced from a Copper and Gold Deposit;

(f)

“Operations” means all activities carried out in connection with the prospecting, exploring, evaluation, development, and mining of Minerals, including, without limitation, prospecting, exploration, the development of a mine, the mining, extraction, treatment, storage and processing of Minerals, distribution of Product, the acquisition and relinquishment of properties or the construction of any improvements, personality, fixtures or equipment reasonably necessary therefore, and any other activities or operations related to or necessary for exploration, development, and mining of Minerals in a Project Area;

(g)

 “Operator” means AML during the Phase One Work Program and BBWEI thereafter unless otherwise agreed by the parties;

(h)

“Phase One Work Program” means a $400,000 exploration work program to be completed on or before the first anniversary date of this Agreement;

(i)

“Product” or “Products” means all Minerals and materials of commercial value produced or derived from a Copper and Gold Deposit under this Agreement;

(j)

“Project Area” means a specific geographic area located within the Target Area designated by the parties as such in accordance with Article 3 of this Agreement;

(k)

“Project Area Proposal” means a written proposal made by the Operator or either of the parties to the other party, recommending that the parties acquire an interest in land or mineral rights within the Target Area and establish a specific Project Area;

(l)

“Second Option” means an exclusive and irrevocable option to be granted by AML to BBWEI under the Joint Venture Agreement, pursuant to which BBWEI may increase its interest in a Project Area from an undivided fifty-one percent (51%) to an undivided seventy percent (70%) by incurring all Expenditures required to complete a Feasibility Study on the Project Area

(m)

“Target Area” means that specific geographic area located within the outer perimeter of that area as marked in Schedule “A”;

(n)

“Third Option” means an exclusive, irrevocable option granted by AML to BBWEI under the Joint Venture Agreement, pursuant to which BBWEI may increase its interest in a Project Area from an undivided seventy percent (70%) to an undivided eight percent (80%) by incurring all Expenditures required to bring the Project Area into Commercial Production; and

(o)

“Program and Budget” means an exploration program and budget, as contemplated in Section 6.3 of this Agreement.

a.1

Entire Agreement

This Agreement, together with any and all agreements, documents and other instruments to be delivered pursuant hereto or simultaneously herewith constitutes the entire agreement between BBWEI and AML pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of and between the parties hereto relating to the Target Area and there are no representations, warranties, covenants or other agreements among the parties hereto in connection with the subject matter hereof except as specifically set forth in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

a.2

Scope of Agreement

BBWEI and AML hereby agree that this Agreement shall not apply to any mineral deposits that do not fall within the definition of a Copper and Gold Deposit as contained herein.  BBWEI and AML further agree that during the currency of this Agreement, each shall be individually entitled to:

(a)

explore for mineral deposits other than Copper and Gold Deposits within the Target Area; and

(b)

excluding Copper and Gold Deposits, hold interests in mineral properties located within the Target Area;

and that all activities or interests referred to in Subsections (a) and (b) of this Section 1.3 shall be outside of the scope of this Agreement.

a.3

Headings

The Articles, Sections, subsections and other headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content hereof and shall not be considered part of this Agreement.

a.4

Currency

Unless otherwise indicated, all dollar amounts contained in this Agreement are and shall be construed to be in dollars in the lawful currency of the United States of America.

a.5

Schedules

The following Schedules attached to this Agreement are an integral part of this Agreement:

Schedule “A”	-	Target Area
Schedule “B”	-	Summary of Major Joint Venture Agreement Terms

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1

Each of the parties represents and warrants to the other that:

(a)

it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the jurisdiction of its incorporation or organization and is or will be qualified to do business in the jurisdiction in which the Target Area is located and to hold an interest in a Project Area;

(b)

has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(c)

it has duly obtained all authorizations for the execution, delivery, and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

ARTICLE 3 – PHASE ONE EVALUATION AND FUNDING

3.1

Subject to Section 17.12, BBWEI and AML hereby agree to cooperate as a single purpose venture for the sole and exclusive purposes of:

(a)

evaluating the exploration potential of the Target Area for Copper and Gold Deposits; and

(b)

if warranted, based on the results of the aforesaid evaluation, acquiring title to or an interest in one or more Project Areas located within the Target Area.

3.2

Each of BBWEI and AML shall provide $200,000 to fund the Phase One Work Program. BBWEI shall provide the initial $200,000 in tranches of $50,000 each upon receiving a written request from the Operator to advance each tranche. The requested funds shall be delivered to the Operator within thirty (30) days of the date BBWEI receives the request for such funds. Unless BBWEI otherwise agrees, it shall not be required to advance more than one (1) tranche to the Operator within any thirty (30) day period.  AML shall contribute its $200,000 upon the earlier of:

(a)

one hundred and twenty (120) days from the date of this Agreement; or

(b)

thirty (30) days from the date BBWEI advances its final tranche of $50,000 to the Operator pursuant to Section 3.2.

3.3

AML shall act as the Operator during the Phase One Work Program and shall be entitled to charge a management fee of ten percent (10%) on all Phase One Work Program Expenditures.  Any Phase One Work Program Expenditures in excess of $400,000 shall be borne equally by BBWEI and AML up to a maximum of $20,000 for each party.  All Phase One Work Program Expenditures in excess of $440,000 shall be borne solely by AML and such Expenditures shall not be credited to AML against future Expenditures in the Target Area or a Project Area unless agreed to in writing by BBWEI.

3.4

No interest in a Project Area shall be acquired without the prior written consent of both parties. Each party shall provide the Operator with its written consent to a Project Area Proposal within thirty (30) days of receiving such a Project Area Proposal.  If a party fails to provide the Operator with written consent to a Project Area Proposal within thirty (30) days of receipt of such proposal, that party shall be deemed to have withheld its consent.

3.5

If one (1) party withholds or is deemed to have withheld its consent to a Project Area Proposal, the consenting party shall be free to acquire the interest in land or mineral rights contained in the said Project Area Proposal and deal with such interest or rights as it deems appropriate. This Agreement ceases to be of any force or effect with respect to any interests in land or mineral rights applicable to those specific geographic areas included in any Project Area Proposal that has not been consented to by both BBWEI and AML.

3.6

Notwithstanding Section 3.5 hereof, any After Acquired Properties shall be held by the acquiring party in trust for both BBWEI and AML in accordance with the parties’ respective interests under this Agreement.  The non-acquiring party shall be provided with notice of such After Acquired Property and shall have thirty (30) days from receipt of such notice within which to consent to the inclusion of the After Acquired Property into an existing Project Area or designate the After Acquired Property as a specific Project Area.  If the non-acquiring party withholds or is deemed in accordance with Section 3.5 to have withheld its consent hereunder, the provision of Section 3.6 shall apply to the specific After Acquired Property.

ARTICLE 4 - GRANT AND EXERCISE OF OPTION

4.1

Upon the completion of the Phase One Work Program, BBWEI shall have the irrevocable, sole and exclusive right and option to acquire a fifty-one percent (51%) interest in and to each and all Project Areas (the “First Option”).  For greater certainty, the First Option rights shall apply separately to each Project Area.

4.2

The First Option in respect to a Project Area, shall be exercised upon BBWEI incurring an aggregate $1,000,000 in Expenditures on that specific Project Area on or before the sixth anniversary date of this Agreement.  A minimum Expenditure of $250,000 shall be incurred on each Project Area on or before the second anniversary date of this Agreement.

4.3

If BBWEI incurs Expenditures in excess of $250,000 on a Project Area prior to the second anniversary date of this Agreement, such excess Expenditures shall be credited to BBWEI and applied against future Expenditure requirements related to that Project Area pursuant to Section 4.2 hereof.

4.4

If BBWEI incurs Expenditures in excess of $1,000,000 on a Project Area prior to the sixth anniversary date of this Agreement, such excess Expenditures shall be credited to BBWEI and applied against future joint venture Expenditure requirements related to that Project Area. Expenditures incurred during this phase in excess of $1,000,000 shall not however affect the Parties respective equity interests in the Project following the exercise of the initial option of BBWEI to earn a 51% equity interest in the each Project Area.

ARTICLE 5- FORMATION OF JOINT VENTURE

5.1

Upon BBWEI exercising the First Option in respect of a Project Area by incurred Expenditures of $1,000,000 pursuant to Section 4.2 hereof, an undivided fifty-one percent (51%) and forty-nine percent (49%) interest in and to the Project Area shall vest, and shall be deemed for all purposes hereof to have vested in BBWEI and AML respectively.

5.2

Unless otherwise agreed to in writing, the parties shall, on the date of exercise of the First Option in accordance with Section 4.2, be deemed to have entered into the Joint Venture to pursue the exploration, development, construction and mining of the Project Area as joint venturers.

5.3

Upon the execution of this Agreement, the parties shall enter into good faith negotiations to complete the form of Joint Venture Agreement to be entered into by the parties upon the exercise of a First Option by BBWEI in respect of each specific Project Area.  The Joint Venture Agreement shall embody those terms as set out in Schedule “B” hereto and contain the usual representations, warranties, conditions, covenants, indemnities and such other terms as are customary in transactions creating similar arrangements between mining companies.

5.4

In addition to those matters referenced in Section 5.3 hereof, each Joint Venture Agreement shall contain specific provisions providing for the exercise of the Second Option and the Third Option by BBWEI.

ARTICLE 6 - ACTIVITIES OF OPERATOR

6.1

The Operator, in consultation with the parties, shall have full right, power and authority to do everything necessary or desirable to determine the manner of exploration and development of the Target Area and, without limiting the generality of the foregoing, the right, power and authority to:

(a)

regulate access to a Project Area subject only to the right of the representatives of AML and BBWEI to have access to a Project Area at all reasonable times and on reasonable notice, for the purpose of inspecting work being done thereon but at their own risk and expense;

(b)

employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder;

(a)

execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to such Project Area and each party hereby irrevocably appoints the Operator its true and lawful attorney to give effect to the foregoing and hereby agrees to indemnify and hold the Operator harmless from any and all costs, losses or damage sustained or incurred by the Operator directly or indirectly as a result of its exercise of its powers and save where those powers have been exercised in bad faith or with gross negligence; and

(b)

conduct such title examination and cure such title defects as may be advisable in the reasonable judgment of the Operator.

6.2

The Operator shall, on an annual basis during the term of this Agreement, deliver to each of BBWEI and AML a report, including up-to-date maps, if any, describing the status of title of any and all Project Areas, together with the results of any Program and Budget then completed on each Project Area and reasonable details of Expenditures made or to be made during such programs. Where practicable all data shall be supplied on paper and in a widely recognized digital form on such media as all parties may reasonably be able to access.

6.3

The Operator shall, prior to proceeding with any exploration or development program on the Target Area or a Project Area, deliver to AML and BBWEI a Program and Budget for such program AML and BBWEI shall have sixty (60) days from delivery of any Program and Budget to review and comment upon such Program and Budget. The Operator shall consider and discuss any comments of AML or BBWEI on the proposed Program and Budget but shall have final approval of the proposed Program and Budget.

ARTICLE 7 - OBLIGATIONS OF THE OPERATOR

7.1

During the term of this Agreement the Operator shall, with regard to any and all Project Areas:

(a)

maintain in good standing those mineral claims, concessions or interests comprised in a Project Area by the doing and filing of assessment work or the making of payments in lieu thereof and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims, concessions or interests free and clear of all liens and other charges arising from the Operator’s activities thereon except those at the time contested in good faith by the Operator;

(b)

to indemnify the non-operating party against and to save such party harmless from all costs, claims, liabilities and expenses that the non-operator may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, agent or designated consultant of the parties hereto arising out of or attributable to the gross negligence or wilful misconduct of the Operator while such director, officer, employee or designated consultant is on any Project Area;

(c)

permit the parties hereto, at their own expense, reasonable access to the results of the work done on the Project Area during each completed calendar year;

(d)

keep any and all Project Areas free and clear of all liens, charges and encumbrances of every character arising from its operation hereunder (except for liens for taxes not then due, other inchoate liens and liens contested in good faith by the Operator), and proceed with all reasonable diligence to contest or discharge any lien that is filed.

(e)

pay, when due and payable, all wages or salaries for services rendered in connection with any and all Project Areas and all accounts for materials supplied on or in respect of any work or operation performed on such property;

(f)

obtain and maintain, and cause any contractor or subcontractor to obtain and maintain, for the benefit of AML and BBWEI as a named insured party adequate insurance having terms and coverage customary in the industry;

(g)

do or cause to be done all work on any and all Project Areas in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority; and

(h)

indemnify and hold the parties hereto harmless in respect of any and all costs, claims, liabilities and expenses arising out of or attributable to the gross negligence or wilful misconduct of the Operator with respect to the Operator’s activities on any and all Project Areas.

ARTICLE 8 – TERMINATION OF AGREEMENT OR FIRST OPTION

8.1

BBWEI may, at any time after completion of the Phase One Work Program and prior to exercising a First Option in respect of any Project Area, terminate this Agreement in its entirety on thirty (30) days written notice to AML and shall thereafter have no liability to AML as a result of such termination other than for liabilities related to the activities of BBWEI on any and all Project Areas, which liability shall survive the termination of this Agreement.

8.2

Upon termination pursuant to Section 8.1 hereof, BBWEI shall have no legal or beneficial interests in or to any lands or mineral rights within the Target Area.

8.3

BBWEI may, at any time after completion of the Phase One Work Program and prior to exercising the First Option in respect of a specific Project Area, terminate the First Option in respect of that specific Project Area upon thirty (30) days written notice to AML. BBWEI shall thereafter have no liability to AML as a result of such termination other than for liabilities related to the activities of BBWEI on that specific Project Area, which liability shall survive the termination of the First Option in respect to that specific Project Area.

8.4

Upon the termination of the First Option in respect of a specific Project Area pursuant to Section 8.3 hereof, BBWEI shall have no legal or beneficial interests in or to any lands or mineral rights in respect of that specific Project Area.

8.5

BBWEI shall deliver to AML, at no cost to AML, within thirty (30) days of a  termination pursuant to Section 8.1 hereof, the originals and all copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of BBWEI with respect to any and all Project Areas and not previously provided to or otherwise in the possession of AML.

8.5

BBWEI shall deliver to AML, at no cost to AML, within thirty (30) days of a termination pursuant to Section 8.3 hereof, the originals and all copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of BBWEI with respect to the specific Project Area in respect of which the First Option has been terminated and not previously provided to or otherwise in the possession of AML.

8.6

The First Option is an option only in respect of each specific Project Area and except as specifically provided otherwise, nothing in this Agreement shall be construed as obligating BBWEI to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating BBWEI to do any further act or make any further payment.

ARTICLE 9- TRANSFERS

9.1

Except as provided for in Section 9.5 hereof, if a party at any time wishes to and can transfer all or part of its respective rights under this Agreement to a third party, the party wishing to transfer (“Transferor”) shall first offer, by written notice, such interest to the other party (“Non-transferor”) on the terms to be offered to or accepted from the third party, with all such terms fully described and including the financial value of any non-cash consideration specified.

9.2

Within twenty-one (21) days after receipt of such notice, the Non-transferor may object in writing to the Transferor’s assessment of the cash value of that portion of the proposed consideration which is not to be cash.  If such an objection is provided to the Transferor, the parties must seek to agree upon the cash equivalent value of that portion of the consideration which is not in cash.  If the parties cannot reach such an agreement within fourteen (14) days after the date of objection, then the cash equivalent value must be independently valued by a suitably qualified and experienced valuator appointed by agreement of the parties (acting reasonably) or in default thereof, by an expert.

9.3

If the Non-transferor does not elect within sixty (60) days of receiving such offer to accept the same, the Transferor shall be entitled for the next six (6) months to transfer the offered interest to a third party on the same terms without further obligation to the Non-transferor, and if such interest is not transferred within said six (6) month period, the obligation to offer such interest to the Non-transferor shall again be applicable.

9.4

The right of first refusal shall not apply to transfers to facilitate the granting of security by a party to a recognized financial institution in connection with its financing of its share of Expenditures.

9.5

The right of first refusal shall not apply to :

(a)

a corporate merger, consolidation, amalgamation, or reorganization of a party, provided the surviving entity will assume the rights, obligations, and liabilities of the affected party to this Agreement; or

(b)

any transfer of interest to an Affiliate provided that the transferring party shall provide written notice thereof to the non-transferring party.

ARTICLE 10 - FORCE MAJEURE

10.1

If any party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, insurrection, terrorist activities, inability to gain or maintain surface access not related to the misconduct of such party, acts of God, governmental regulations restricting normal operations, shipping delays or any other extraordinary reason or reasons beyond the control of such party, other than lack of funds, the effect of which would be to halt work on any or all of the Project Areas, the time limited for the performance by such party of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge such party from its obligations hereunder to maintain any and all Project Areas in respect of which it is the Operator in good standing.

10.2

Each party shall give prompt notice to the other of each event of force majeure under Section  10.1 and upon cessation of such event shall furnish to the other party notice to that effect together with particulars of the number of days by which the obligations of the notifying party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 11 - CONFIDENTIAL INFORMATION

11.1

The parties to this Agreement shall keep confidential all books, records, files and other information supplied by any party to the other parties or their employees, agents or representatives in connection with this Agreement or in respect of the activities carried out on the Target Area and any and all Project Areas by any party, or related to the sale of Minerals, or other products derived from any Project Area, including all analyses, reports, studies or other documents prepared by any party or its employees, agents or representatives, which contain information from, or otherwise reflects such books, records, files or other information. The parties shall use their reasonable efforts to ensure that their employees, agents or representatives do not disclose, divulge, publish, transcribe, or transfer such information, in whole or in part, other than to an Affiliate where such disclosure is for routine corporate purposes, without the prior written consent of the other party, which consent may not be arbitrarily or unreasonably withheld and which shall not apply to such information or any part thereof to the extent that:

(a)

it is required to be publicly disclosed pursuant to applicable securities or corporate laws or rules or requirements of any stock exchange, in which event the party seeking to make such disclosure shall provide to the non-disclosing party at least two (2) Business Days prior to making such disclosure, a written copy of such proposed disclosure, unless mutually agreed otherwise, and shall in good faith consider any comments the non-disclosing party may have on such proposed disclosure;

(b)

the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party; or

(c)

such information becomes generally disclosed to the public, other than as a consequence of a breach hereof by one of the parties hereto.

Consent required under this Section 11.1 shall not be unreasonably withheld or delayed by the non-disclosing party.

11.2

Each party hereto agrees to provide to the other party hereto the text of any proposed news release or information update with respect to this Agreement or any and all Project Areas at least two (2) Business Days prior to release of such information to third parties. The party receiving such proposed news release or information update shall review and comment on the text thereof within one (1) one Business Day of receipt. The party proposing the new release or information update shall in good faith review the comments provided and shall take reasonable steps to modify the release or update according to the concerns raised.

ARTICLE 12 – DISPUTE RESOLUTION

12.1

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated with or derived therefrom, shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

12.2

The appointing authority shall be the British Columbia International Commercial Arbitration Centre and the case shall be administered at Vancouver, British Columbia, by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules”.

ARTICLE 13 - DEFAULT AND TERMINATION

13.1

If at any time:

(a)

during the Phase One Work Program, a party fails to perform any obligation required to be performed by it hereunder, or a party is in breach of a warranty given by it hereunder, which failure or breach materially interferes with the implementation and operation of this Agreement; or

(b)

BBWEI does not incur the required Expenditures pursuant to Section 4.2 hereof,

the other party may terminate this Agreement but only if the non-defaulting party shall have first given written notice of default to the defaulting party and the defaulting party has not, within fifteen (15) Business Days following delivery of such notice of default:

A.

cured such default;

B.

commenced proceedings to cure such default by appropriate payment or performance, the defaulting party hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay; or

C.

delivered to the non-defaulting party a notice contesting the notice of default and invoking the provisions of Article12 herein, in which case the provisions of this Article 13 will be suspended pending resolution of such dispute in accordance with Article 12.

13.2

Should the defaulting party fail to comply with the provisions of Section 13.1, the non-defaulting party may thereafter terminate this Agreement, provided however any such termination is made by notice in writing given in accordance with Article 16.

ARTICLE 14- COVENANT TO REGISTER AGREEMENT

14.1

Forthwith upon the acquisition of an interest in land or mineral rights pursuant to this Agreement, either party hereto shall, if requested by the other by notice in writing cooperate with such other party in taking such steps as are necessary for the registration of the interests of the parties hereto with the appropriate authority or registry office in the jurisdiction in with a Project Area is located to properly evidence this Agreement and protect to the extent possible the rights and interests of the parties acquired hereunder from time to time from adverse claims by third parties.

ARTICLE 15- NOTICES

15.1

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to either AML or BBWEI shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such party:

(a)

In the case of a notice to BBWEI, at:

BHP Billiton World Exploration Inc.

Suite 2300 – 1111 West Georgia Street

Vancouver, British Columbia

V6E 4M3

Attention: Alan Carter, Manager, Business Development

Facsimile No. (604) 688-1498

(b)

In case of a notice to AML, at:

Almaden Mining Ltd.

Suite 1103 – 750 West Pender Street

Vancouver, British Columbia

V6C 2T8

Attention: Morgan Poliquin, Director

Facsimile No. (604) 689-7645

or at such other address or addresses as the parties to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this Section 15.1. Any notice delivered to the party to whom it is addressed as heretofore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed to be given and received on the first Business Day after its transmission.

ARTICLE 16 – REMOVAL OF PROJECT AREAS

16.1

BBWEI shall have the right and option at any time prior to exercising a First Option, to have one or more Project Areas excluded from this Agreement (an “Abandoned Area”).  Upon providing AML with sixty (60) days written notice, including copies of all technical information supporting the decision not to proceed with Operations on an Abandoned Area, the Abandoned Area shall cease to form part of the Target Area and the terms and conditions of this Agreement shall not longer apply to the Abandoned Area.

16.2

A notice to AML by BBWEI pursuant to Section 16.1 shall not effect in any way, BBWEI’s right to exercise a First Option.

16.3

BBWEI shall hold no residual legal or beneficial interest in an Abandoned Area and AML shall be free to deal with an Abandoned Area in any manner it deems appropriate.

ARTICLE 17 - GENERAL

17.1

No consent or waiver expressed or implied by any party in respect of any breach or default by any other party in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach of default.

17.2

No investigation made by or on behalf of BBWEI or AML or any of their respective advisors or agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made or incorporated by reference herein by the other party hereto or made pursuant thereto. No waiver by BBWEI or AML of any condition, in whole or in part, shall operate as a waiver of any other condition.

17.3

Notwithstanding the right of any party hereto fully to investigate the affairs of the others, and notwithstanding any knowledge of facts determined or determinable by any other party hereto pursuant to such investigation or right of investigation, each of BBWEI and AML has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained or otherwise incorporated by reference in this Agreement and of such other party’s Affiliates, officers and agents delivered pursuant to this Agreement.

17.4

All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such party hereunder.

17.5

AML, or BBWEI, as the case may be (hereinafter referred to as the “Indemnifying Party”), hereby covenant and agree to indemnify and save harmless the other (herein referred to as the “Indemnified Parties”), effective as and from the date of this Agreement, from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense, including reasonable legal expenses (hereinafter in this Section 17.5 called “Claims”) which may be made or brought against the Indemnified Party and/or which it may suffer or incur as a result of, in respect of or arising out of any non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained or incorporated by reference herein or in any certificate or other document furnished by the Indemnifying Party pursuant or in relation hereto. The foregoing obligation of indemnification in respect of such claims shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise the same in a timely manner.

17.6

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully and effectively the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Project Area.

17.7

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17.8

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

17.9

Time shall be of the essence in this Agreement.

17.10

The preamble and Schedules attached hereto shall be deemed to be incorporated in, and to form part of, this Agreement.

17.11

Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

17.12

Nothing contained in this Agreement shall be deemed to constitute either party hereto the partner of the other, nor, except as otherwise herein expressly provided, to constitute either AML or BBWEI as the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties hereto to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither AML nor BBWEI shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein.

17.13

This Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BHP BILLITON WORLD EXPLORATION INC.

By:	“Alan Carter”
Alan Carter, Manager Business Development

ALMADEN MINERALS LTD.

By:	“Morgan Poliquin”
Director, Morgan Poliquin

SCHEDULE “A”

to the Option Agreement dated as of 9th  May, 2002
between
BHP Billiton World Exploration Inc.
and
Almaden Minerals Ltd.

TARGET AREA

SCHEDULE “B”

to the Option Agreement dated as of 9th May, 2002
between
BHP Billiton World Exploration Inc.
and
Almaden Minerals Ltd.

SUMMARY OF JOINT VENTURE AGREEMENT

1.

The words and terms as defined in the Agreement to which this Schedule “B” is attached shall have the same meaning for the purposes of this Schedule “B” unless otherwise specifically indicated.

2.

Each party will contribute to all costs and take its share of Products in proportion to its undivided percentage interest ("Interest") in a Project Area from time to time.

3.

Initial Expenditures under the Joint Venture are anticipated to be an aggregate $1,500,000 (the “Joint Venture Expenditures”) unless otherwise agreed to in writing by the parties.  Each party will contribute its share of the Joint Venture Expenditures in proportion to its interest in the Joint Venture as determined in accordance with Sections 9 and 10 below. The Joint Venture Expenditures shall be advanced to the Operator by each party in accordance with staged work program budgets as approved by the Management Committee.

4.

All operations on and in connection with a Project Area shall be managed by a committee (the "Management Committee") consisting of one (1) representative of each of the parties.  A party’s representative on the Management Committee shall have such number of votes equal to such party's Interest at the time of the vote.  All decisions of the Management Committee shall be made by a simple majority of the votes cast.  In the case of a tied vote, no party shall have a casting vote.

5.

All disputes between the parties, including tied votes of the Management Committee, that remain unresolved after a period of thirty (30) days shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre.

6.

BBWEI shall be the initial operator and shall remain as the operator for as long as its Interest is equal to or exceeds fifty percent (50%) (the "Operator").  If the Interest of BBWEI becomes less than fifty percent (50%), the Party with the greatest Interest shall become the Operator unless otherwise unanimously agreed by the parties.

7.

All operations on and in connection with a Project Area shall be carried out exclusively by the Operator and the Operator shall have the right to retain such subcontractors as it sees fit.  The Operator shall be entitled to charge a management fee equal to ten percent (10%) on general exploration expenditures and ten percent (10%) on helicopter, drilling and airborne survey expenditures.  The Operator shall only be entitled to charge a management fee of five percent (5%) on actual costs incurred by contractors.  No management fee shall be paid in regard to profit or mark-up charged by contractors.  Any management fee payable upon the commencement of Commercial Production from a Project Area shall be determined in accordance with accepted mining industry standards.

8.

All Joint Venture operations shall be carried out by each and all Operators in accordance with BBWEI’s Health, Safety, Environment and Community Management Standards.

9.

The respective interests of each party at the time the Joint Venture Agreement is entered into shall be 51% BBWEI and 49% AML.

10.

At the commencement of the Joint Venture, the deemed exploration expenditures of each Party shall be calculated as follows:

Party

Deemed Exploration Expenditure

BBWEI

The greater of $1,000,000 or actual Expenditures

AML

The greater of $960,784 or actual Expenditures

11.

A party shall elect whether or not to contribute to each annual work program and budget.  If a party elects not to contribute to a budget, its Interest shall be reduced, such that a party's Interest at any time shall be calculated by dividing the subject party's deemed and actual Expenditures by the deemed and actual Expenditures of all of the parties, and multiplying the resulting fraction by 100.

12.

If a party elects to contribute to a work program and budget and then fails to pay an invoice in a timely manner, that party (the "Defaulting Party") shall be deemed to have elected not to contribute to the budget pursuant to the provisions contained in paragraph 11 hereof.  The non-defaulting party shall be entitled to complete the original work program or a revised work program and the Defaulting Party's Interest shall be reduced accordingly.

13.

The Operator shall be entitled to include in each budget, in addition the amounts to be actually expended, the reasonably estimated cost of satisfying continuing obligations relating to environmental protection, rehabilitation, reclamation and decommissioning.

14.

If at any time a party's Interest is reduced to below ten percent (10%), it shall be deemed to have conveyed its Interest proportionately to the other party in consideration of the right to receive a two percent (2%) net smelter royalty on Commercial Production of metallic Projects and a gross production royalty of one percent (1%) of the gross value of diamonds and other non-metallic Products  The gross value of diamonds for the calculation of the royalty shall be the same as determined for the purposes of the calculation of the mining royalty levied by the applicable government.

15.

In the event that the Management Committee elects not to carry out a work program in any given year, each party shall be obligated to contribute its proportionate share of the funds required to keep a Project Area in good standing under any applicable laws in force at that time (“Maintenance Funds”).  If a party fails to provide Maintenance Funds within sixty (60) days of receipt of notice from the Operator that Maintenance Funds are required (the “Non-Contributing Party”), it shall be deemed to have conveyed its Interest proportionately to the other party in consideration of the payment of $10.  Upon such deemed conveyance, the conveying party ceases to hold any interest in the Project Area.  Within sixty (60) days of such deemed conveyance, the Non-Contributing Party shall deliver applicable title documentation to the other parties.

16.

BBWEI shall have the exclusive right to market all of the Products of Commercial Production.

17.

Following the completion of the Joint Venture Expenditures, BBWEI shall have an irrevocable, sole and exclusive right and option to acquire an additional nineteen percent (19%) interest in a Project Area by incurring all Expenditures required to complete a Feasibility Study on the Project Area (the “Second Option”).

18.

Following the exercise of the Second Option, BBWEI shall have an irrevocable, sole and exclusive right and option to acquire an additional ten percent (10%) interest in a Project Area by incurring all Expenditures required to bring the Project Area into Commercial Projection (the “Third Option”).

19.

If a Project Area is placed into Commercial Production, BBWEI shall be entitled to retain ninety percent (90%) of AML’s proportionate share of proceeds from Commercial Production until such time as BBWEI has been reimbursed for AML’s proportionate share of development costs.  BBWEI shall be entitled to interest on AML’s development costs at the prime commercial lending rate of the Royal Bank of Canada plus two percent (2%).  Interest shall accrue from the date BBWEI incurs such development Expenditures.

Exploration and Option Agreement (final)